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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CTC Media, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 6, 2012

Dear CTC Media Stockholder:

        You are cordially invited to our Annual Meeting of Stockholders on Friday, April 27, 2012, beginning at 2:00 p.m., local time, at the offices of WilmerHale, Alder Castle, 10 Noble Street, London, EC2V 7QJ, United Kingdom. The enclosed Notice of Annual Meeting of Stockholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. Our Board of Directors recommends that stockholders vote "FOR" proposals one and two.

        We look forward to seeing you there.

Very truly yours, Boris Podolsky Acting Chief Executive Officer

CTC MEDIA, INC.
31A Leningradsky Prospekt
Moscow, 125284 Russia

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 27, 2012

Dear CTC Media Stockholder:

        The 2012 Annual Meeting of Stockholders of CTC Media, Inc., a Delaware corporation, will be held on Friday, April 27, 2012 at 2:00 p.m., local time, at the offices of WilmerHale, Alder Castle, 10 Noble Street, London, EC2V 7QJ, United Kingdom. At the meeting, stockholders will consider and vote on the following matters:

  1.
  to elect three Class III Directors, each for a three-year term;

  2.
  to ratify the selection of Ernst &Young LLC as our independent registered public accounting firm for the year ending December 31, 2012; and

  3.
  to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Our Board of Directors has fixed the close of business on March 15, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in "street name", meaning they are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. You must instruct your broker how to vote with respect to the election of directors; your broker cannot exercise its discretion to vote on your behalf.

        Our stock transfer books will remain open for the purchase and sale of our common stock.

        A copy of our annual report to stockholders for the year ended December 31, 2011 accompanies this notice and the enclosed proxy statement.

        If you would like to attend the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a letter from the nominee confirming your beneficial ownership of such shares. In order to vote your shares at the Annual Meeting, you must obtain from the nominee a proxy issued in your name. You must also bring a form of personal identification.

By Order of the Board of Directors, Boris Podolsky Acting Chief Executive Officer, Chief Financial Officer and Company Secretary

April 6, 2012

CTC MEDIA, INC.
31A Leningradsky Prospekt
Moscow, 125284 Russia

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 27, 2012

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CTC Media, Inc. (the "Company" or "CTC Media"), a Delaware corporation, for use at the 2012 Annual Meeting of Stockholders to be held on Friday, April 27, 2012 at 2:00 p.m., local time, at the offices of WilmerHale, Alder Castle, 10 Noble Street, London, EC2V 7QJ, United Kingdom, and at any adjournment or postponement thereof (the "Annual Meeting").

        Directions to the Alder Castle office of WilmerHale are available by telephone at +44 (0)20 7645 2400 or at the WilmerHale website at www.wilmerhale.com/offices/offices.

        All proxies will be voted in accordance with the stockholders' instructions. If no choice is specified in the proxy, the shares will be voted: FOR the election of the three Class III Directors, each for a three-year term; and FOR the ratification of the selection of Ernst & Young LLC as our independent registered public accounting firm for the year ending December 31, 2012. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation to the Secretary of the company (care of Investor Relations) or attendance at the Annual Meeting. Attendance at the Annual Meeting will not in itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

        The notice of annual meeting, this proxy statement and our annual report to stockholders (which includes our annual report on Form 10-K for the year ended December 31, 2011), are being mailed to stockholders on or about April 6, 2012.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on April 27, 2012

        This proxy statement and the annual report on Form 10-K for the year ended December 31, 2011 are available for viewing, printing and downloading at www.edocumentview.com/CTCM.

        Additionally, you can find our Form 10-K for the year ended December 31, 2011 through the Securities and Exchange Commission's electronic data system, called EDGAR, at www.sec.gov. You may also obtain a printed copy of our annual report to stockholders (which includes our annual report on Form 10-K for the year ended December 31, 2011), free of charge, by sending a written request to: Investor Relations, CTC Media, Inc., 31A Leningradsky Prospekt, Moscow, 125284 Russia, by e-mail to ir@ctcmedia.ru or by phone at +7 (495) 783 3650. Copies of any exhibits to our annual report on Form 10-K will be provided upon written request and payment of an appropriate processing fee.

 Matters to be Acted On

        At the Annual Meeting the stockholders will consider and vote on the following matters:

  1.
  the election of three Class III Directors, each for a three-year term;

  2.
  the ratification of the selection of Ernst & Young LLC as our independent registered public accounting firm for the year ending December 31, 2012; and

  3.
  such other business as may properly come before the Annual Meeting.

        Our Board of Directors recommends that you vote FOR the election of the three Class III Directors, each for a three-year term; and FOR the ratification of the selection of Ernst & Young LLC as our independent registered public accounting firm for the year ending December 31, 2012.

Voting Securities and Votes Required

        At the close of business on March 15, 2012, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were issued and outstanding and entitled to vote 158,160,719 shares of common stock, $0.01 par value per share, of the company. Each share entitles the record holder to one vote on each matter submitted at the Annual Meeting.

        Under our Amended and Restated By-Laws (the "By-Laws"), the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock present in person or represented by proxy (including "broker non-votes" and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

        The affirmative vote of the holders of a plurality of the shares of common stock voting on the matter is required for the election of directors. The approval of the holders of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on the matter is required for the ratification of the selection of Ernst & Young LLC.

        Many brokers are subject to New York Stock Exchange ("NYSE") rules. The NYSE rules direct that, if you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instruction. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (those shares are treated as "broker non-votes"). Broker non-votes are deemed to be shares entitled to vote on such matters. The election of directors is not considered a discretionary item. This means that brokers who have not been furnished voting instructions from their clients will not be authorized to vote in their discretion on Proposal One. We urge you to provide voting instructions to your broker so that your votes may be counted. Broker non-votes will not be considered as votes in favor of, or with respect to, Proposal One and thus will have no effect on the outcome of this proposal.

        Abstentions will be counted as present for the purpose of determining the presence of a quorum for transacting business at the Annual Meeting. A stockholder has no ability to abstain in the election of directors. Because Proposal Two requires a majority vote of the shares present or represented by proxy at the Annual Meeting, an abstention will have the effect of a vote against the proposal.

Costs of Soliciting Proxies

        We will bear the costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2012 by:

  •
  each person, entity or group of affiliated persons or entities known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

  •
  each of our directors and director nominees;

  •
  each named executive officer (our "named executive officers"), as required by the rules of the Securities and Exchange Commission (the "SEC"); and

  •
  all of our directors and executive officers as a group.

        The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after March 1, 2012 through the exercise or conversion of any stock option or other right. The address for each director and executive officer of the company is: c/o CTC Media, Inc., 31A Leningradsky Prospekt, Moscow, 125284 Russia.

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Beneficially Owned, Including Stock Options	Percentage of Common Stock Outstanding
5% stockholders
MTG Russia AB	60,008,800	38.19%
Skeppsbron 18
Box 2096
SE-10313 Stockholm, Sweden
Telcrest Investments Limited(2)	39,548,896	25.17%
Themistokli Dervi
3 Julia House
1066, Nicosia
Cyprus
JPMorgan Chase & Co.(3)	10,148,091	6.40%
270 Park Avenue
New York, NY 10017
Capital Research Global Investors(4)	8,676,372	5.52%
333 South Hope Street
Los Angeles, CA 90071

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Beneficially Owned, Including Stock Options	Percentage of Common Stock Outstanding
Directors, Director Nominees and Named Executive Officers
Hans-Holger Albrecht(5)	60,041,400	38.21%
Peter Aven(6)	314,408	*
Angelo Codignoni	—	—
Dimitry Afanasiev	—	—
Tamjid Basunia	—	—
Charles Burdick	—	—
Irina Gofman(7)	60,008,800	38.19%
Elena Grechina(8)	—	—
Mathias Hermansson(7)	60,008,800	38.19%
Werner Klatten	—	—
Dmitry Lebedev(9)	39,548,896	25.17%
Jean-Pierre Morel(10)	—	—
Oleg Sysuev(8)	—	—
Boris Podolsky(11)	612,500	*
Viacheslav Murugov(11)	1,025,000	*
Viacheslav Sinadski(11)	282,333	*
Sergey Petrov(11)	62,450	*
Natalia Albrekht(11)	70,938	*
All current directors and named executive officers as a group (18 persons)(5)(7)(9)(11)	101,957,925	64.81%

*
Represents less than 1% of our outstanding common stock.

(1)
We believe that each stockholder has sole voting and investment power with respect to the shares listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 1, 2012 through the exercise of any stock option or other right. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of common stock. Shares of common stock which an individual or entity has a right to acquire within the 60-day period following March 1, 2012 pursuant to the exercise of stock options or any other right are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity shown in the table.

(2)
Based on a Schedule 13D filed with the Securities and Exchange Commission by Telcrest Investments Limited ("Telcrest") on June 1, 2011. Telcrest was formed for the purpose of acquiring and holding the shares of common stock of CTC Media. The principal business of Telcrest is to function as a holding company. Mediaset, a Russian limited liability company with its principal address at 2A, Rastrelli Sq., 191124, Saint-Petersburg, Russia, is the record owner of the Class A shares of Telcrest, which have sole voting rights other than with respect to certain reserved matters, on which the holders of Class A shares vote with the Class B shares of Telcrest. The Class A Shares constitute approximately 27% of the total issued and outstanding shares (of all classes) of Telcrest. Bank ROSSIYA, a Russian open joint stock company with its principal address at 2A, Rastrelli Sq., 191124, Saint-Petersburg, Russia, is the owner of the issued and outstanding shares of Mediaset in part directly and in part through its wholly owned subsidiary, IC Abros.

(3)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission by JPMorgan Chase & Co. ("JPMorgan") on January 28, 2010, as amended on January 19, 2011 and January 25, 2012 (the "JPMorgan 13G/A"), JPMorgan reports beneficial ownership of 10,148,091 shares of common stock of CTC Media. The JPMorgan 13G/A also indicates that JPMorgan has the sole power to vote 10,090,378 shares of common stock of CTC Media and the shared power to vote or direct the voting of 583 shares of common stock of CTC Media. The JPMorgan 13G/A also indicates that JPMorgan has sole power to dispose or direct the disposition of 10,147,508 shares.

(4)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission by Capital Research Global Investors ("CRGI") on February 9, 2011, as amended on February 3, 2012 (the "CRGI 13G"), CRGI, a division of Capital Research and Management Company ("CRMC"), reports beneficial ownership of 8,676,372 shares of common stock of CTC Media as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(5)
Consists of (a) 32,600 shares held by Hans-Holger Albrecht directly and (b) 60,008,800 shares held by MTG Russia AB, of which Mr. Albrecht disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Mr. Albrecht, Co-Chairman of our Board of Directors, is the president and CEO of Modern Times Group MTG AB, an affiliate of MTG Russia AB.

(6)
Mr. Aven resigned as a member and Co-Chairman of our Board of Directors effective December 15, 2011. Share ownership is based solely on a Form 4 filed with the Securities and Exchange Commission by Mr. Aven on November 21, 2011.

(7)
Consists of 60,008,800 shares held by MTG Russia AB, of which Irina Gofman and Mathias Hermansson disclaim beneficial ownership, except to the extent of their pecuniary interest therein. Ms. Gofman, a member of our Board of Directors, is the CEO of MTG Russia and CIS and is employed by an affiliate of MTG Russia AB. Mr. Hermansson, a member of our Board of Directors, is the Chief Financial Officer of Modern Times Group MTG AB, an affiliate of MTG Russia AB, and a director of MTG Russia AB.

(8)
Ms. Grechina and Mr. Sysuev resigned from our Board of Directors effective June 3, 2011.

(9)
Consists of 39,548,896 shares held by Telcrest. Mr. Lebedev is Chairman of the Management Board of Bank ROSSIYA, which has an indirect interest in Telcrest. Mr. Lebedev disclaims beneficial ownership of the shares held by Telcrest, except to the extent of his pecuniary interest therein.

(10)
Our Board of Directors has proposed Jean-Pierre Morel for election as a Class III Director.

(11)
Consists solely of options exercisable within 60 days of March 1, 2012.

        Other than the Stockholders' Agreement described below under the heading "Certain Relationships and Related Party Transactions", to the knowledge of the company, there are no voting trusts or similar arrangements among any of the foregoing persons or entities with respect to the voting of shares of our common stock.

PROPOSAL ONE:
ELECTION OF DIRECTORS

        Our By-Laws provide for a Board of Directors that is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The term of the Class III Directors expires at the 2012 Annual Meeting, the term of the Class I Directors expires at the 2013 Annual Meeting and the term of the Class II Directors expires at the 2014 Annual Meeting. Hans-Holger Albrecht, Angelo Codignoni and Charles Burdick currently serve as Class III Directors of the company. Messrs. Albrecht and Codignoni are proposed for re-election as Class III Directors. Jean-Pierre Morel is proposed for election as a Class III Director. If Mr. Morel is elected, and if Messrs. Albrecht and Codignoni are re-elected, Messrs. Albrecht, Codignoni and Morel each would hold office until our annual meeting of stockholders in 2015 and until his successor is duly elected and qualified. Each nominee has consented to being named herein, and, if elected, to serve as a director until his successor is duly elected and qualified. There are no family relationships between or among any of our officers or directors.

        In accordance with the terms and conditions of a stockholders' agreement entered into on May 20, 2011 (the "Stockholders' Agreement") by and among CTC Media, Inc., MTG Russia AB ("MTG Russia"), a wholly owned subsidiary of Modern Times Group MTG AB, and Telcrest Investments Limited ("Telcrest"), our Board of Directors consists of nine members, three of whom are currently designated by MTG Russia and three of whom are designated by Telcrest. Pursuant to the terms of the Stockholders' Agreement, Messrs. Codignoni, Afanasiev and Lebedev have been designated by Telcrest, and Messrs. Albrecht and Hermansson and Ms. Gofman have been designated by MTG Russia. In addition, pursuant to the Stockholders' Agreement, our Board of Directors designates three additional directors, each of whom are to qualify as "independent" for audit committee purposes under applicable Nasdaq and SEC rules and regulations, by a simple majority. See "Corporate Governance—Director Nomination Process".

        Shares represented by all proxies received by our Board of Directors and not so marked as to withhold authority to vote for an individual director will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named above. Our Board of Directors expects that each of the nominees named above will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxies will be voted for the election of a substitute nominee to be designated by our Board of Directors.

Directors

        Set forth below are the names and ages of each member of our Board of Directors (including those who are nominees for election or re-election as Class III Directors) and the positions and offices held, principal occupation and business experience during at least the past five years, the names of other publicly held companies of which the individual currently serves as a director or has served as a director during the past five years, and the year of commencement of the term as director of CTC Media. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of March 1, 2012, appears in this proxy statement under the heading "Security Ownership of Certain Beneficial Owners and Management". In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he or she should serve as a director, we also believe that all of our directors and director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to CTC Media and our Board of Directors.

Name	Age	Title	Class to Which Director Belongs
Hans-Holger Albrecht(1)(3)	48	Co-Chairman of the Board of Directors	Class III
Angelo Codignoni(3)	64	Co-Chairman of the Board of Directors	Class III
Dimitry Afanasiev	42	Director	Class II
Tamjid Basunia(2)	66	Director	Class II
Irina Gofman	41	Director	Class II
Mathias Hermansson	39	Director	Class I
Werner Klatten(2)(3)	66	Director	Class I
Dmitry Lebedev	44	Director	Class I
Jean-Pierre Morel(1)(2)	61	Director-Nominee	Class III*

*
Our Board of Directors has proposed Jean-Pierre Morel for election as a Class III Director.

(1)
Member of Compensation Committee. Our Board of Directors anticipates that, upon joining our Board of Directors at this Annual Meeting, Mr. Morel will join our Compensation Committee.

(2)
Member of Audit Committee. Our Board of Directors anticipates that, upon joining our Board of Directors at this Annual Meeting, Mr. Morel will join our Audit Committee.

(3)
Member of Nominating and Corporate Governance Committee.

        Hans-Holger Albrecht.    Mr. Albrecht has been a member of our Board of Directors since July 2002 and was appointed Co-Chairman in December 2003. He is president and CEO of Modern Times Group MTG AB, a publicly listed television and media group based in Sweden ("MTG"), which is an affiliate of one of our principal stockholders. Mr. Albrecht joined MTG in 1997 and has served as its president and CEO since August 2000. Prior to joining MTG, Mr. Albrecht worked for Daimler-Benz and for the CLT media group in Luxembourg, where he had responsibility for SuperRTL and CLT's Digital-TV project, as well as for all television activities and development in Germany and Eastern Europe. Mr. Albrecht also serves as a director of the international mobile operator Millicom International Cellular S.A. and as Chairman of the Board of the Nordic internet retailer CDON Group S.A. We believe Mr. Albrecht's qualifications to sit on our Board of Directors include his extensive experience in the media and television industries, including his executive leadership and management experience as CEO of a major publicly held media company and as a director of a listed German television company. Mr. Albrecht graduated with a doctorate in law from the University of Bochum in Germany.

        Angelo Codignoni.    Mr. Codignoni has served as a member of the CTC Media Board of Directors since June 2011 and was elected Co-Chairman in December 2011. Mr. Codignoni has almost 30 years of experience in television, media and advertising, including the creation and management of television networks in Europe and Asia. Most recently, from 1996 to 2006, he served as President and Chief Executive Officer of EUROSPORT SA, Europe's largest sports television network. Mr. Codignoni currently serves on the boards of directors of several privately-held companies. We believe Mr. Codignoni's qualifications to sit on our Board of Directors include his extensive experience in the media and television industries, including his executive leadership and management experience as CEO of a major media company. Mr. Codignoni graduated with a degree in economics from Universita Cattolica del Sacro Cuore in Milan, Italy.

        Dimitry Afanasiev.    Mr. Afanasiev has been a member of our Board of Directors since June 2011. Mr. Afanasiev is a partner and Chairman of Egorov, Puginsky, Afanasiev & Partners, a leading Russian law firm with offices in Moscow and St. Petersburg and an associated office in London. Mr. Afanasiev has over 15 years of experience in international business transactions, dispute resolution and public policy issues. Among his clients are the Russian Federation, multinational and Russian corporations, high-net-worth individuals and charitable organizations. Mr. Afanasiev has served on the board of directors of several public companies, including, in 2009, Norilsk Nickel, a mining company based in Moscow, Russia and a foreign private issuer listed on the OTC Bulletin Board and, since 2006, UC RUSAL, the world's largest aluminum company based in Moscow, Russia and listed on the Hong Kong and Paris Stock Exchanges. He is co-chairman of the CIS Leading Counsel Network, an association of the leading law firms from the republics comprising the Commonwealth of Independent States. Mr Afanasiev is a board member of Business Russia, a Russian national association of entrepreneurs, and a founding member of the Russian-American Business Council. He is also active in the American Chamber of Commerce in Russia. We believe Mr. Afanasiev's qualifications to sit on our Board of Directors include his extensive executive leadership and management experience with publicly held companies and his understanding of the Russian market.

        Tamjid Basunia.    Mr. Basunia has been a member of our Board of Directors since June 2006. Mr. Basunia was a partner at PricewaterhouseCoopers L.L.P. for more than 20 years until his retirement in December 2005, working in London, Eastern Europe, the Middle East and, for 11 years, the Russian Federation. Mr. Basunia has worked in audit and business advisory roles for banks and other financial institutions, assisting on a variety of issues such as strategy, profitability reviews, risk management and human resource policies. His role at PricewaterhouseCoopers included serving as chairman of the supervisory board for Eastern European operations and as chairman of the audit committee for more than ten years. Mr. Basunia was also chairman of the regulatory group established by the principal international accounting firms in the Russian Federation. Mr. Basunia is a fellow of the Institute of Chartered Accountants in England and Wales. Since July 1, 2008, Mr. Basunia has served as a non-executive director and Chairman of the Audit Committee of Promsvyaz Bank, a privately owned bank in Russia. We believe Mr. Basunia's qualifications to sit on our Board of Directors include his extensive experience at a major accounting firm and his significant financial expertise, as well as his experience providing audit and business advisory services, particularly in Russia.

        Irina Gofman.    Ms. Gofman has been a member of our Board of Directors since July 2008. Ms. Gofman has served as CEO of MTG-Russia and CIS since 2008 and is employed by an affiliate of MTG Russia. Prior to joining MTG, Ms. Gofman served as managing partner (media) of ESN Group, a Moscow-based investment and management company. Before joining ESN Group, Ms. Gofman was chief executive officer of Rambler Media Group, a Moscow-based internet media and services group, from 2004 to 2007. During her time at Rambler Media Group, Ms. Gofman led that company's initial public offering and listing on the Alternative Investment Market (AIM), a sub-market of the London Stock Exchange. Before joining Rambler Media Group, Ms. Gofman worked as chief operating officer of the DTV Russian television network from 2002 to 2004. We acquired the DTV network from an affiliate of MTG Russia in April 2008. Ms. Gofman has a Ph.D. in Philology from Moscow State University and an MBA from Babson College. We believe Ms. Gofman's qualifications to sit on our Board of Directors include her experience in the media and television industries and her understanding of the Russian market.

        Mathias Hermansson.    Mr. Hermansson has been a member of our Board of Directors since December 2009. He was appointed Chief Financial Officer of MTG in March 2006, prior to which he served as Group Financial Controller between 2001 and 2006 and held various financial positions at MTG's Viasat Broadcasting, Radio and Internet Retailing businesses. Mr. Hermansson also served as Finance Director at the North American operations of MTG's former subsidiary Metro International S.A. and, prior to joining MTG in 1999, worked for Unilever Sweden. We believe Mr. Hermansson's qualifications to sit on our Board of Directors include his experience as CFO of a major publicly held media company, as well as his executive leadership and management experience.

        Werner Klatten.    Mr. Klatten has been a member of our Board of Directors since June 2006. Mr. Klatten is currently chairman of the supervisory board of Deutsche Sporthilfe, a member of the supervisory board of MAMA AG, vice chairman of the supervisory board of Constantin Medien AG, a German publicly traded media and marketing company focused on sports and entertainment, as well as president of Highlight Communications AG, an affiliate company of Constantin Medien AG. From September 2001 until August 2008 Mr. Klatten was Chief Executive Officer and chairman of the management board of Constantin Medien AG. Early in his career, Mr. Klatten joined Martin Brinkmann AG in 1977 as senior legal advisor. In 1984, he was appointed to the board of directors of Martin Brinkmann, where he was responsible for marketing and one year later became chairman of that board of directors. In 1988, Mr. Klatten moved to become chief executive officer of the television channel Sat. 1. In 1994, he moved to Spiegel-Verlag as management executive in charge of markets and revenue. Ultimately, he assumed management of Spiegel TV and, in September 2000, he became the chairman of the board of directors of SpiegelNet AG. Mr. Klatten studied jurisprudence and began his career practicing law in Hamburg, Germany. We believe Mr. Klatten's qualifications to sit on our Board of Directors include his experience as a director of a German publicly held media company and his past executive leadership and management experience at other media companies.

        Dmitry Lebedev.    Mr. Lebedev joined the Board of Directors in December 2011. He has more than 20 years of banking experience in Russia. Mr. Lebedev has served as Chairman of the Management Board of Bank ROSSIYA, a large Russian national corporate bank, since 2006, and joined Bank ROSSIYA in 2004 as Advisor to the Chairman of the Board of Directors. Bank ROSSIYA has an indirect interest in Telcrest Investments Limited ("Telcrest"), which holds a 25.2% stake in CTC Media. Mr. Lebedev also serves on the board of directors of several affiliates of Bank ROSSIYA, including SOGAZ, the second largest insurance company in Russia. We believe Mr. Lebedev's qualifications to sit on our Board of Directors include his extensive executive leadership and management experience in Russia.

        Jean-Pierre Morel.    Our Board of Directors has nominated Mr. Morel for election as a Class III Director. Mr. Morel is a partner at EKWATA Consulting and Acceleration, Ltd. From 2007 to 2008, Mr. Morel was deputy general manager at TF1, a French television channel. From 1997 to 2007, he was chief financial officer and general manager for finance administration and information technology at TF1 Publicité. From 1990 to 2007, he was deputy general manager and chief financial officer at TF1. Mr. Morel served on the board of directors of TF1 Video and TF1 Enterprise, Teleshopping from 1992 to 2005 and was a director at e-TF1 from 1999 to 2001. Mr. Morel was chairman of the board of directors of EuroSport from 1993 to 2000. Prior to that, he was chief financial officer of ETDE. Mr. Morel holds an MBA from ESCP Europe (Paris). He is also a chartered accountant and holds a degree from the Kellogg School of Management. We believe Mr. Morel's qualifications to sit on our Board of Directors include his extensive experience in the media and television industries, including his executive leadership and management experience as CFO of a major media company.

BOARD RECOMMENDATION

        OUR BOARD OF DIRECTORS BELIEVES THAT THE RE-ELECTION OF HANS-HOLGER ALBRECHT AND ANGELO CODIGNONI AND THE ELECTION OF JEAN-PIERRE MOREL TO SERVE AS CLASS III DIRECTORS IS IN THE BEST INTERESTS OF CTC MEDIA AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

 CORPORATE GOVERNANCE

        Our Board of Directors believes that good corporate governance is important in ensuring that CTC Media is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Investors section of our website, www.ctcmedia.ru under the heading Corporate Governance. Alternatively, you can request a copy of any of these documents by writing to ir@ctcmedia.ru.

 Corporate Governance Guidelines

        Our Board of Directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of CTC Media and our stockholders. These guidelines, which provide a framework for the conduct of our Board of Directors' business, provide that:

  •
  our Board of Directors' principal responsibility is to oversee the management of CTC Media;

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  a majority of the members of our Board of Directors shall be independent directors, unless otherwise permitted by Nasdaq rules;

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  the independent directors meet at least twice a year in executive session and at other times at the request of any independent director; and

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  directors have full and free access to management.

Board Leadership Structure

        Pursuant to the terms of our Stockholders' Agreement, Hans-Holger Albrecht and Angelo Codignoni have been designated as Co-Chairmen of our Board of Directors by MTG Russia and Telcrest, respectively. Mr. Albrecht is the president and CEO of Modern Times Group MTG AB, an affiliate of our largest stockholder, which owns over 38% of our outstanding capital stock. Mr. Codignoni most recently served as President and Chief Executive Officer of EUROSPORT SA, Europe's largest sports television network. As detailed in their respective biographical information under "Proposal One: Election of Directors—Directors", Mr. Albrecht and Mr. Codignoni have extensive experience in the media and television industries. In light of the relevance of their experience to our business, our Board of Directors believes that our Co-Chairmen are uniquely able to understand and advocate for the rights and interests of our stockholders and are particularly well-suited to representing the interests of all of our stockholders. In addition, our Board of Directors has separated the roles of Chairman and Chief Executive Officer because it believes, at this time, that this structure best enables our Board to ensure that CTC Media's business and affairs are managed effectively and in the best interests of stockholders.

Board Determination of Independence

        Under applicable Nasdaq rules, a director will only qualify as an "independent director" if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Our Board of Directors has determined that none of our directors or director nominees has a relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and, therefore, that each is an "independent director" as defined under Nasdaq Rule 4200(a)(15). Our Board of Directors reached a similar determination with respect to Peter Aven, Elena Grechina and Oleg Sysuev, who served as directors during 2011.

        In determining the independence of our directors, our Board considered each of the transactions discussed in "Certain Relationships and Related Party Transactions" beginning on page 18.

Board of Directors Meetings and Attendance

        Our Board of Directors met seven times during 2011. During 2011, each director then serving attended in person or by phone at least 75% of the aggregate of the total number of meetings of our

Board of Directors and the total number of meetings of all committees of our Board of Directors on which he or she served. After Mr. Afanasiev joined our Board of Directors on June 3, 2011, there were three meetings of our Board in 2011, all of which Mr. Afanasiev attended. There were no meetings of our Board in 2011 after Mr. Lebedev joined.

Director Attendance at Annual Meeting of Stockholders

        Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors serving at that time attended the 2011 annual meeting of stockholders.

Committees of our Board of Directors

        Our Board of Directors has established three standing committees—Audit, Compensation and Nominating and Corporate Governance—each of which operates under a charter that has been approved by our Board of Directors. Each committee's current charter is posted in the Investors link on our website, www.ctcmedia.ru, under the heading Corporate Governance.

        Our Board has determined that all of the members of each of our Board of Directors' standing committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

        The Audit Committee's responsibilities include:

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  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

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  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

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  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

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  monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

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  overseeing our internal audit function;

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  establishing procedures for the receipt and retention of accounting-related complaints and concerns;

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  meeting independently with our internal auditing staff, independent registered public accounting firm and management;

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  reviewing and approving or ratifying any related person transactions; and

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  preparing the audit committee report required by SEC rules, which is included on page 14 of this proxy statement.

        The members of our Audit Committee in 2011 were Messrs. Basunia, Burdick and Klatten. Our Board of Directors has determined that Tamjid Basunia is an "audit committee financial expert" as defined by applicable SEC rules. Our Audit Committee met five times during 2011. We anticipate that, upon joining our Board of Directors at this Annual Meeting, Mr. Morel will join our Audit Committee.

Compensation Committee

        The Compensation Committee's responsibilities include:

  •
  reviewing and approving, or recommending for approval by our Board of Directors, the compensation and benefits of our CEO and other named executive officers, including the structure and levels of salary, bonuses and other incentive compensation, equity compensation (including awards to induce employment), executive perquisites, deferred compensation (if any), severance arrangements, change-in-control benefits and other forms of executive officer compensation;

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  overseeing the evaluation of our senior executives;

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  periodically reviewing and making recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans;

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  administering our stock incentive plans; and

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  preparing any report on executive compensation required by the rules and regulations of the SEC.

        The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading "Information About Executive and Director Compensation".

        The members of our Compensation Committee until December 15, 2011 were Messrs. Albrecht, Aven and Burdick. Mr. Codignoni replaced Mr. Aven as a member of the Compensation Committee following Mr. Aven's resignation. The Compensation Committee met once and acted once by written consent in 2011. We anticipate that, upon joining our Board of Directors at this Annual Meeting, Mr. Morel will join our Compensation Committee.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's responsibilities include:

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  identifying individuals qualified to become members of our Board of Directors;

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  recommending to our Board of Directors the persons to be nominated for election as directors and to each of our Board of Directors' committees; and

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  developing and recommending corporate governance principles to our Board of Directors.

        The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading "Director Nomination Process".

        The members of our Nominating and Corporate Governance Committee until December 15, 2011 were Messrs. Albrecht, Aven and Klatten. Mr. Codignoni replaced Mr. Aven as a member of the Nominating and Corporate Governance Committee following Mr. Aven's resignation. Our Nominating and Corporate Governance Committee did not meet formally but acted once by written consent in 2011.

Our Board of Directors' Role in Risk Oversight

        Our Board of Directors has responsibility for the oversight of risk management. A fundamental part of risk management is not only understanding the risks the company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our company. The involvement of our Board of Directors in setting our business strategy is a key part of its assessment of risk management and the determination of what constitutes an appropriate level of risk for our company. Our Board regularly discusses with management the company's major risk exposures, their potential impact on our company and the steps we take to manage them.

        Although our Board of Directors has ultimate oversight responsibility for the risk management process, the Audit Committee fulfils a critical role in our risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including the adequacy of internal controls and management's internal assessment of our internal control over financial reporting. In addition, the Audit Committee was also actively engaged with management throughout 2011 in the development of an enhanced risk management system, and has since regularly reported to the full Board of Directors in this regard.

Director Nomination Process

        In accordance with the terms and conditions of our Stockholders' Agreement, our Board of Directors consists of nine members, three of whom are currently designated by MTG Russia and three of whom are designated by Telcrest. One member designated by each of MTG Russia and Telcrest serves as one of the Co-Chairmen of our Board of Directors. If the number of shares held by MTG Russia or Telcrest falls below designated thresholds, such party will lose the right to designate one or more directors. If the percentage shareholding of either MTG Russia or Telcrest from time to time is equal to or greater than 20%, it will have the right to designate three directors; if it is less than 20% but equal to or greater than 15%, it will have the right to designate two directors; and if it is less than 15% but greater than 10%, it will have the right to designate one director. Pursuant to the terms of the Stockholders' Agreement, Messrs. Codignoni, Lebedev and Afanasiev have been designated by Telcrest and Messrs. Albrecht and Hermansson and Ms. Gofman have been designated by MTG Russia. In addition, pursuant to the Stockholders' Agreement, our Board of Directors designates three additional directors, each of whom is to qualify as "independent" for audit committee purposes under applicable Nasdaq and SEC rules and regulations, by a simple majority.

        With regard to the directors not designated by MTG Russia or Telcrest, our Board of Directors is responsible for selecting nominees for election by the stockholders. The Nominating and Corporate Governance Committee recommends to our Board of Directors candidates for election or re-election. The Nominating and Corporate Governance Committee makes its recommendations based on the needs of our Board of Directors as determined by periodic evaluations of our Board of Directors' performance and composition, as well as the individual strengths and weaknesses of the candidates. The candidates are selected from qualified candidates recommended by our Board of Directors, the Nominating and Corporate Governance Committee or any other reliable source, including stockholders. In general, we seek as directors individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which we do business, and diverse experience in the key business, financial and other challenges that face a corporation such as ours.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, in care of Chief Financial Officer, CTC Media, Inc., 31A Leningradsky Prospekt, Moscow, 125284 Russia. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it does in considering other candidates.

        Stockholders also have the right under our By-Laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board of Directors, by following the procedures set forth under the heading "Stockholder Proposals for the 2013 Annual Meeting" below.

        In considering whether to recommend any candidate for inclusion in our Board of Directors' slate of recommended directors, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria set forth in CTC Media's Corporate Governance Guidelines. These criteria include the candidate's integrity, business acumen, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. CTC Media believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Communications from Stockholders

        Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate.

        The Chairman of the Nominating and Corporate Governance Committee, with the assistance of our CFO, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to our Board of Directors should address such communications to our Board of Directors in care of Chief Financial Officer, CTC Media, Inc., 31A Leningradsky Prospekt, Moscow, 125284 Russia.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is posted on the "Corporate Governance" section of our website, www.ctcmedia.ru. We intend to disclose on our website any amendments to, or waivers from, our Code of Business Conduct and Ethics that are required to be disclosed pursuant to the disclosure requirements of Item 5.05 of Form 8-K.

Report of the Audit Committee of our Board of Directors

        The Audit Committee of our Board of Directors is currently composed of three members and acts under a written charter amended as of June 26, 2008. The members of the Audit Committee are independent directors, as defined by the Audit Committee's charter and the rules of the Nasdaq Stock

Market, and possess the financial sophistication required by such charter and rules. The Audit Committee held five meetings during 2011.

        Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young LLC, is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing a report on those financial statements and the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with management, internal accounting, financial and internal auditing personnel and the independent registered public accounting firm, the following:

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  critical accounting policies and practices;

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  alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

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  other material written communications between the independent auditor and management;

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  any audit problems or difficulties the independent auditor encountered in the course of the audit work and management's response, including any restrictions on the scope of the independent auditor's activities or on access to requested information and any significant disagreements with management;

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  major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

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  analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

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  the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on our financial statements.

        The Audit Committee has reviewed the company's audited financial statements for 2011 and discussed these financial statements with the company's management. Management represented to the Audit Committee that our financial statements had been prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has also reviewed and discussed with Ernst & Young LLC, our independent registered public accounting firm, the audited financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including, among other things, the following:

  •
  methods to account for significant unusual transactions;

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  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

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  the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accounting firm's conclusions regarding the reasonableness of those estimates; and

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  disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

        The Audit Committee has received the written disclosures and the letter from the independent accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the company's Board of Directors that the audited financial statements be included in the company's annual report on Form 10-K for the year ended December 31, 2011.

        By the Audit Committee of the Board of Directors of CTC Media, Inc.

Tamjid Basunia, Chairman
Charles Burdick
Werner Klatten

Independent Registered Public Accounting Firm Fees

        The following table summarizes the fees of Ernst & Young LLC, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

	2011	2010
Audit Fees(1)	$1,010,000	$925,255
Audit-Related Fees(2)	$48,000	$162,200
Tax Fees(3)	$24,000	$3,621
All Other Fees(4)	$51,000	$1,500

Total Fees	$1,133,000	$1,092,576

(1)
Audit fees for 2011 and 2010 were for professional services provided for the audit of our consolidated annual financial statements and review of financial statements included in our Annual Report on Form 10-K or services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under "Audit Fees". These services relate to advice related to accounting and reporting standards and some one-time nonrecurring audit-related billings.

(3)
Tax fees consist of fees for tax advice and tax planning services. Tax advice and tax planning services relate to tax advice related to mergers and acquisitions and foreign operations.

(4)
All other fees include fees for annual subscriptions. In 2011, all other fees also include fees for training and market salary observation consulting.

Audit Committee's Pre-Approval Policy and Procedures

        Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved by the Audit

Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

        From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

        Our Audit Committee has also delegated to each individual member of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

        The Audit Committee has considered and determined that the provision of the non-audit services noted in the foregoing table is compatible with maintaining Ernst & Young LLC's independence. During fiscal years 2011 and 2010, no services were provided to CTC Media by Ernst & Young LLC other than in accordance with the pre-approval policies and procedures described above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

        CTC Media has in place a written policy to review and ratify transactions that we have with certain related parties, including our principal stockholders, directors, senior executive officers, their immediate family members and entities owned or controlled by them. This policy obligates related parties to disclose the existence of conflicts of interest and potential corporate opportunities. The policy covers transactions and arrangements with a related party including conflicts of interest and corporate opportunities.

        The policy requires that disclosure be made by any executive officer or director promptly after he or she becomes aware of the potential conflict of interest or related party transaction in which he or she would be a participant. In the case of a conflict of interest or related party transaction involving our CEO or any director, the disclosure should be made to our Audit Committee, which shall have the authority to determine whether a conflict of interest exists. Disclosure may be made to our CFO in certain instances involving executive officers other than our CEO.

        All related party transactions involving in excess of $120,000 must be reviewed and approved by our Audit Committee. In approving or rejecting a related party transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. Our Audit Committee applies a standard of commercial reasonableness to related party transactions.

        The following is a description of the transactions that we have engaged in or that have remained in place since January 1, 2011 with our directors, executive officers, holders of more than 5% of our capital stock, and their respective affiliates. In each case, we determined the transaction prices in negotiation with the counterparty.

Transactions with Related Parties, Major Stockholders and their Affiliates

Stockholders' Agreement

        We are party to the Stockholders' Agreement with our major stockholders, MTG Russia and Telcrest. The principal terms of this agreement are as follows:

        Board Composition.    Our Board of Directors has nine members, three of whom are designated by MTG Russia, and three of whom are designated by Telcrest. One member designated by each of MTG Russia and Telcrest serves as one of our Co-Chairmen. If the number of shares held by MTG Russia or Telcrest falls below certain designated thresholds, such party will lose the right to designate one or more directors. See "Corporate Governance—Director Nomination Process". In addition, our Board of Directors designates by simple majority three additional directors, each of whom must qualify as "independent" for audit committee purposes under applicable Nasdaq and SEC rules and regulations.

        Approval of Material Transactions.    If we propose to enter into a transaction or series of related transactions involving a value exceeding 10% of our consolidated total assets, to issue a number of shares with voting power exceeding 10% of the voting power of our shares then in issue (other than in connection with a compensatory option plan), or to appoint a new CEO, then any two of our directors (other than any director with a direct or indirect financial interest in the matter in question) may, acting together, request that the proposal relating to such transaction not be voted on for a period of 45 days and that a special meeting of our Board of Directors be called to review and consider the transaction. Other than with respect to the appointment of a new CEO, such directors may also request that an independent advisor be engaged to assist our Board of Directors in evaluating the proposed transaction.

        Right of First Offer.    Each of MTG Russia and Telcrest has a right of first offer in the event of any proposed sale of our common stock held by the other.

        Standstill.    Other than in connection with any exercise of the right of first offer described above, MTG Russia and Telcrest have agreed not to acquire additional shares of our capital stock to the extent that such acquisition would cause their beneficial ownership of our shares to exceed 40% and 30%, respectively.

        Tender Offer Requirement.    Other than in connection with any exercise of the right of first offer described above, each party has agreed not to acquire additional shares of our capital stock to the extent that such acquisition would cause its beneficial ownership of our shares, together with those of any affiliate, to exceed 50%, without making a tender offer for all of our outstanding shares in compliance with the tender offer rules under the Exchange Act.

        Term.    Unless terminated earlier by the consent of the parties thereto, the Stockholders' Agreement terminates on June 6, 2015.

Registration Rights

        Holders of an aggregate of approximately 100 million shares of our common stock have the right, pursuant to a registration rights agreement, to require us to register these shares under the Securities Act under specific circumstances.

        Demand Registration Rights.    Each of MTG, Telcrest and certain funds managed by Fidelity Investments ("Fidelity") may require that we file a registration statement with regard to all or any portion of their shares of our common stock so long as, together with all other participating shareholders, they register shares having an aggregate sale price to the public of at least $50 million. All parties that have demand registration rights are entitled to participate in such registration. We are not obligated to effect more than one registration under this demand provision for each of Telcrest, MTG and Fidelity. If the underwriters managing the offering to be made pursuant to any such demand determine that the market cannot support the sale of all the shares requested to be sold pursuant to such demand, the shares to be sold by all parties to the agreement (other than the stockholder(s) that initiated the demand) must first be cut back pro rata, and only once all the shares of such parties have been eliminated from the registration may the initiating stockholder's shares to be sold be cut back.

        Company Registration.    All parties to the registration rights agreement are entitled to "piggy-back" registration rights on registrations that we initiate, subject to the underwriters' right to reduce the number of shares proposed to be registered in view of market conditions.

        S-3 Rights.    If we are entitled at any time to use the "short-form" registration statement, Form S-3, and two unaffiliated stockholders request that we effect a registration on Form S-3 for shares having, taken together, an aggregate sale price to the public of at least $10 million, we will be required to cause such shares to be registered.

        Expenses.    We will pay all fees, costs and expenses of any demand or incidental registrations (including up to $75,000 in expenses of one law firm representing the selling stockholders), and the holders of securities being registered will pay all underwriting discounts and commissions.

Transactions with Alfa Group

        Through June 1, 2011, Alfa Group held 25.15% of our common stock, on which date this interest was sold to Telcrest. From June 1, 2011 through December 15, 2011, the president of Alfa Bank, an

Alfa Group company, continued to serve as a Co-Chairman of our board of directors. We maintain certain of our cash balances with Alfa Bank. From January 1, 2011 through December 15, 2011, we maintained cash balances with Alfa Bank and placed deposits with maturities ranging from three to six months. As of December 31, 2011, we held cash balances of $4.9 million and deposits with maturities ranging from three to six months of $8.9 million with Alfa Bank. The interest accrued on bank accounts with Alfa Bank was $1.6 million in the period from January 1, 2011 through December 15, 2011. Alfa Bank charged commissions for banking services of $0.1 million in the period from January 1, 2011 through December 15, 2011. Alfa Bank commissions paid for banking services amounted to $1.1 million in the period from January 1, 2011 through December 15, 2011. In October 2011, we signed an overdraft agreement with Alfa Bank bearing interest at 7.2% per annum with a credit limit of approximately $34 million.

        We declared and paid dividends to Alfa Group in the amount of $6.3 million in 2011.

        We recognized aggregate advertising revenue from Alfa Group companies of $1.4 million, and received cash for these revenues in the amount of $1.6 million, in the period from January 1, 2011 through December 15, 2011.

Transactions and Other Relationships with Telcrest

        Telcrest became one of our principal stockholders in June 2011. The beneficial owners of Telcrest, including Bank ROSSIYA, have investments in Russian media businesses, including indirect ownership interests in Channel One, REN-TV and TRK 5, and also have indirect significant minority interests in Video International (described below). Dmitry Lebedev, a member of our Board of Directors, is Director General and Head of the Management Board of Bank ROSSIYA. To our knowledge, Mr. Lebedev did not receive any fees or other remuneration from us or Telcrest in connection with any of the transactions described below.

Consulting Support for Advertising Sales and Software Licensing

        Beneficial owners of Telcrest have indirect significant minority equity interests in Video International. Video International currently provides us with consulting and technical support services for our internal advertising sales operations and, prior to the end of 2010, served as our exclusive advertising sales house. Telcrest became one of our principal stockholders subsequent to the negotiation of our current principal agreements with Video International. We believe that the terms of our agreements with Video International are generally consistent with other existing arrangements between Video International and other third parties based on the same scope of services. The principal elements of our current arrangements with Video International are described in detail in Note 14 to our Consolidated Financial Statements contained in our 2011 Annual Report on Form 10-K.

Advertising Revenues

        We recognized aggregate advertising revenues from related parties of Bank ROSSIYA of $6.8 million, and received cash for these revenues in the amounts of $6.7 million, in the period from June 1, 2011 through December 31, 2011.

Dividends

        We declared and paid dividends to Telcrest in the amount of $26.1 million in 2011.

Transactions with MTG

        We have entered into various transactions and are party to various agreements with Modern Times Group MTG AB, a publicly traded Swedish media company, and certain of its affiliates, which we refer to collectively below as "MTG". MTG is one of our principal stockholders. Hans-Holger Albrecht, Co-Chairman of our Board of Directors, is the president and chief executive officer of MTG. Irina Gofman, a member of our Board of Directors, is the chief executive officer of MTG Russia and CIS, and Mathias Hermansson, also a member of our Board, is the chief financial officer of MTG. To our knowledge, none of Mr. Albrecht, Ms. Gofman or Mr. Hermansson received any fees or other remuneration from us or MTG in connection with any of the transactions described below.

Sale of Programming Rights; Distribution Agreement

        In 2011, we sold programming to a subsidiary of MTG in the amount of $0.3 million. As of December 31, 2011, the accounts receivable related to this transaction amounted to $0.1 million. We did not acquire any programming from this subsidiary in 2011.

        In October 2011, we signed a five year exclusive agreement with a subsidiary of MTG to distribute the international version of the CTC channel ("CTC-International") through the satellite pay-TV platform, as well as on third party cable and IPTV networks, in the Baltic territories. In 2011, we received revenue under this agreement of $0.1 million.

Dividends

        We declared and paid dividends to MTG in the amount of $49.2 million in 2011.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

        The Compensation Committee of our Board of Directors establishes our overall compensation policies and administers the compensation programs in respect of our executive officers. Our Board of Directors has adopted a Compensation Committee charter, which we have made available on our website at www.ctcmedia.ru/investors.

        The responsibilities of the Compensation Committee include:

  •
  reviewing and approving, or recommending for approval by our Board of Directors, the compensation and benefits of our CEO and other named executive officers, including the structure and levels of salary, bonuses and other incentive compensation, equity compensation (including awards to induce employment), executive perquisites, deferred compensation (if any), severance arrangements, change-in-control benefits and other forms of executive officer compensation;

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  overseeing the evaluation of our senior executives;

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  periodically reviewing and making recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans;

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  administering our stock incentive plans; and

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  preparing any report on executive compensation required by the rules and regulations of the SEC.

        The members of our Compensation Committee are Mr. Burdick (chairman), and the two Co-Chairmen of our Board of Directors, Mr. Albrecht and Mr. Codignoni. We believe that having the Co-Chairmen of our Board of Directors closely involved in compensation matters allows us to leverage their extensive understanding of our business when structuring our compensation programs. Mr. Albrecht is CEO of Modern Times Group MTG AB, an affiliate of our largest stockholder, which is itself a publicly listed company actively engaged in the television broadcasting business throughout Central and Eastern Europe, as well as in Scandinavia. Mr. Codignoni, who has been designated to serve on our Board by Telcrest Investments, our second-largest stockholder, has almost 30 years of experience in television, media and advertising, including the creation and management of television networks in Europe and Asia. Most recently, from 1996 to 2006, he served as President and Chief Executive Officer of EUROSPORT SA, Europe's largest sports television network. As such, they both provide valuable insights with respect to market comparisons regarding the structure and level of compensation in the television business. Moreover, as board members designated by our two largest stockholders, which together hold the majority of our capital stock, Mr. Albrecht and Mr. Codignoni are uniquely positioned to ensure that our compensation programs are structured so as to align the interests of our executives with those of our stockholders. Under the chairmanship of Mr. Burdick, a public company CEO who has also served as a member of the board of other Nasdaq-listed companies, we believe that our Compensation Committee has been well positioned to ensure that our compensation programs serve to provide appropriate incentives to enhance stockholder value.

        Our CEO is also actively involved in the executive compensation review process. Our CEO reviews the performance of each of the executive officers (other than himself) and makes recommendations to the Compensation Committee regarding the salary, bonus and long-term incentive awards for each executive officer other than himself. Our CEO, together with his executive team, sets the salary levels of other non-executive members of management. Although the salaries of non-executive employees are set by management, the Compensation Committee monitors and oversees the overall level, composition and structure of compensation across the Company.

        The Compensation Committee has the authority to retain independent compensation consultants and to obtain independent advice and assistance from external advisors.

        The Russian television business and the market for executive talent in Moscow continue to develop and change rapidly. Although we believe that we typically offer competitive compensation arrangements, we recognize that competition for media executives in Moscow is intense. In addition, a significant portion of the stock options currently held by our executives, which represent a principal component of our overall compensation, currently have exercise prices in excess of the trading price of our common stock. As a consequence, in February 2012 our Compensation Committee initiated a comprehensive review of the overall structure and level of the Company's executive compensation arrangements, including our equity, bonus and other incentive programs. Accordingly, the Committee has begun the process of engaging an independent, internationally recognized executive compensation consultant to evaluate our Company's current programs and to advise on potential changes. The Committee anticipates that such review will be completed in the second quarter of 2012. We may implement changes in the level and structure of our 2012 and future compensation arrangements in response to this review.

Philosophy and Objectives of Our Compensation Program

        Our compensation programs are designed to provide remuneration at a level and in a manner that allows us to attract and retain capable executives to operate in our highly specialized field. Success in the television industry in Russia and other CIS countries requires an intimate knowledge of the complexities of our business, including content production and acquisition, programming, network operations, affiliate relations, advertising, television station management and specialized financial and regulatory compliance and management. In addition to competing for broadcasting management talent, as a Nasdaq-listed Delaware corporation with its principal operations located in Russia, we must also compete for a relatively small number of available persons in our local market with the required knowledge of, and experience with, SEC compliance and U.S. GAAP accounting matters. We believe that our senior executives have highly specialized backgrounds and qualifications that are critical to our success in our industry. Our compensation programs are designed to reward these executives for their roles in our success in a challenging environment, and to ensure that we are able to hire and retain the best talent in our markets.

        In determining total compensation packages for an executive, we consider the executive's qualifications and experience, scope of responsibilities and potential for taking on additional responsibilities, the goals and objectives established for the executive, the executive's past performance, compensation levels at comparable companies, and internal pay equity. In light of the relatively high rate of inflation generally prevalent in Moscow in recent years, we have also customarily taken inflationary pressures into account. We also consider the Company's overall financial and operating performance. Although we do not have any formal policy or target for allocating between long-term and short-term compensation or between cash and different forms of non-cash compensation, the Compensation Committee does provide basic guidelines to the Board. These guidelines include (1) cash bonus targets for the CEO and his direct reports at 60% of base salary, and (2) equity compensation, generally in the form of stock options, equal to between 100-200% of base salary annually over the life of a specific grant, depending on the particular individual's relative importance within the Company. Our equity grants to date typically vest as follows: half vesting solely over time and half vesting only on the achievement of performance objectives. The Compensation Committee believes these guidelines provide the appropriate level and mix of the various components of compensation in order to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for the Company and its stockholders. Moreover, the Compensation Committee considered a 2011 study provided by MTG, our largest stockholder, to obtain a general understanding of compensation practices in the European media industry, and generally works closely with MTG to leverage MTG's extensive understanding of compensation practices and levels in the European television industry.

        Our Compensation Committee met in February 2012 to review our executives' performance and to recommend appropriate bonus awards in respect of 2011, to review the performance criteria for the 2011 and 2012 performance-based sub-tranches in respect of stock options awarded under our 2009 Stock Incentive Plan, and to consider compensation levels and performance goals for 2012. As noted above, in February 2012 the Compensation Committee also initiated a comprehensive review of the structure and level of our executive compensation; that review is ongoing

        Our Compensation Committee intends to continue to meet early in each fiscal year to carry out these tasks and to meet from time to time throughout each fiscal year as needed to address compensation and succession matters at the executive level as they arise.

Risk Assessment

        Our Compensation Committee has reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. In particular, our Compensation Committee believes that we have allocated our executives' compensation among base salary and short- and long-term performance-based incentives in such a way as not to encourage excessive risk taking, while providing appropriate incentives for long-term value creation. In particular, we believe that our approach to setting performance goals, establishing targets with payouts at multiple levels of performance, and our regular evaluation of performance results assist the Committee in mitigating excessive risk-taking that could harm the value of our business or reward poor judgment by our executives.

Compensation Components

        Our executive compensation packages include the following:

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  Base salary;

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  Annual performance-based cash bonuses;

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  Equity and equity-based incentive awards; and

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  Other compensation.

Base Salary

        Our Compensation Committee seeks to establish base salaries for each position and level of responsibility that are competitive with those for executive officers in similar positions at comparable Moscow-based companies.

        Our Compensation Committee approved no increases in base salary for 2011 or 2012 for any of our named executives, other than Mr. Podolsky. Mr. Podolsky has served as our Chief Financial Officer since 2007. He was also appointed to serve as the Acting Chief Executive Officer on December 15, 2011, effective upon the resignation of Mr. Kudryashov. In recognition of this increase in his responsibilities, his annual base salary was increased to the ruble equivalent of $400,000. He was also awarded a $100,000 discretionary bonus upon his appointment, and is eligible to receive an additional discretionary bonus of up to $100,000 based on his performance.

        For details relating to the base salaries of our names executives, see "—Executive Compensation—2011 Summary Compensation Table".

Annual Performance-Based Cash Bonuses

        Our executive officers and some of our non-executive employees are eligible for annual performance-based cash bonuses. The maximum potential bonuses are generally set as a percentage of base salary; with respect to our sales personnel, annual cash bonuses are generally tied to the achievement of specific advertising sales targets.

        For 2011, executive bonuses were tied to the achievement of specified performance objectives. In early 2011, when the performance objectives were established, the Compensation Committee determined that each executive officer's total potential cash bonus would be subject to a threshold requirement that the Company achieve at least a specified share of the Russian TV advertising market for 2011; in the event that such threshold was not achieved, each executive's total potential cash bonus amount was to be reduced by 50%. In light of the difficult market conditions during the year, the Compensation Committee determined in February 2012 that this threshold requirement should be waived.

        For each objective, the Compensation Committee established a single target rather than differing levels of payouts for various levels of achievement. Although executives are therefore not automatically eligible for a portion of the bonus in the case of partial achievement of a given target, the Compensation Committee retains the discretion to give full credit for a specific objective on a case-by-case basis in the event of a minor deviation from the target or in other appropriate circumstances. In practice, the Compensation Committee has only rarely exercised such discretion and anticipates that it will do so only in unusual circumstances in the future.

        The Compensation Committee has not yet established performance objectives for 2012, but anticipates setting specified performance objectives by the end of April 2012.

        Former CEO.    For 2011, Anton Kudryashov's maximum potential bonus was RUR 13,275,000 ($451,684), or 60% of his 2011 base salary. Based on the level of achievement of specified performance objectives, Mr. Kudryashov was awarded 20% of his maximum potential bonus, as follows:

Performance Goal	Weight	Target	Achieved?
OIBDA margin	20%	40.1%	no
Total revenues, net (rubles in millions)	20%	20,845	no
CTC channel audience share (all 6 - 54)	20%	12.0%	no
Domashny audience share (women 25 - 60)	10%	3.4%	no
DTV audience share (all 25 - 54)	10%	2.6%	no
Technical penetration	5%	—	✓
Organizational structure effectiveness	15%		✓

        CFO.    Mr. Podolsky's maximum potential bonus for 2011 was RUR 5,853,337 ($199,161), or 60% of his 2011 base salary. Based on the level of achievement of specified performance objectives, Mr. Podolsky was awarded 70% of his maximum potential bonus, as follows:

Performance Goal	Weight	Target	Achieved?
OIBDA margin	30%	40.1%	no
Implementation of unified accounting service center project	15%	—	✓
Implementation of new accounting system	10%	—	✓
Development of program to monitor programming profitability	10%	—	✓
Targeted cash flow	20%	1.3%	✓
Targeted budget (cost) accuracy	15%	—	✓

        For 2012, Mr. Podolsky's maximum potential performance based bonus is $186,290, or 60% of his 2012 base salary, and is subject to the achievement of specified performance objectives, which we anticipate will be set by our Compensation Committee by the end of April 2012. Mr. Podolsky is also eligible to receive a potential additional discretionary bonus of up to $100,000, as disclosed above, in connection with his service as Acting Chief Executive Officer.

        Chief Content Officer.    Mr. Murugov's maximum potential bonus for 2011 was RUR 6,206,399 ($211,174), or 60% of his base salary. Based on the level of achievement of specified performance objectives, Mr. Murugov was awarded 15% of his maximum potential bonus, as follows:

Performance Goal	Weight	Target	Achieved?
OIBDA margin, CTC Channel	15%	51.6%	no
Revenues, net (rubles in millions), CTC Channel	10%	17,004	no
CTC channel audience share (all 6-54)	40%	—	no
Increase 14-44 demogroup audience share for CTC channel	10%	13.0%	no
Amortization of program rights for CTC channel	15%	5,956	✓
Sublicensing revenue CTC channel	10%	1,008	no

        For 2012, Mr. Murugov's maximum potential bonus is $200,206, or 60% of his 2012 base salary, and is subject to the achievement of specified performance objectives, which we anticipate will be set by our Compensation Committee by the end of April 2012.

        Chief Strategy Officer.    Mr. Sinadski's maximum potential bonus for 2011 was RUR 5,529,604 ($188,146), or 60% of his 2011 base salary. Based on the level of achievement of specified performance objectives, Mr. Sinadski was awarded 80% of his maximum potential bonus, as follows:

Performance Goal	Weight	Target	Achieved?
OIBDA margin	10%	40.1%	no
Total revenues, net (rubles in millions)	10%	20,845	no
Incremental increase of technical penetration resulting from regional acquisitions	25%	—	✓
Own production function strategy development.	20%	—	✓
Development of efficiency valuation model of marketing communications	10%	—	✓
CTC-I: implementation of approved target indicators	10%	—	✓
Development and implementation of repositioning of CTC	15%	—	✓

        For 2012, Mr. Sinadski's maximum potential bonus is $178,374, or 60% of his 2012 base salary, and is subject to the achievement of specified performance objectives, which we anticipate will be set by our Compensation Committee by the end of April 2012.

        Chief Infrastructure Officer.    Mr. Petrov's maximum potential bonus for 2011 was RUR 4,346,996 ($147,907), or 60% of his 2011 base salary. Based on the level of achievement of specified performance objectives, Mr. Petrov was awarded 80% of his maximum potential bonus, as follows:

Performance Goal	Weight	Target	Achieved?
OIBDA margin	10%	40.1%	no
Total revenues, net (rubles in millions)	10%	20,845	no
Technical penetration	20%	—	✓
OIBDA margin—Station Group	20%	55.3%	✓
IT Helpdesk Matters	20%	—	✓
Positive evaluations by CTC, Domashny, DTV General directors	20%	—	✓

        For 2012, Mr. Petrov's maximum potential bonus is $139,355, or 60% of his 2012 base salary, and is subject to the achievement of specified performance objectives, which we anticipate will be set by our Compensation Committee by the end of April 2012.

        Chief of Organizational Development, HR and Administration.    Ms. Albrekht's maximum potential bonus for 2011 was RUR 5,049,598 ($171,813), or 60% of her 2011 base salary. Based on the level of achievement of specified performance objectives, Ms. Albrekht was awarded 80% of her maximum potential bonus, as follows:

Performance Goal	Weight	Target	Achieved?
OIBDA margin	10%	40.1%	no
Total revenues, net (rubles in millions)	10%	20,845	no
Optimization and implementation of content management and production processes	20%	—	✓
Renewal of internal webportal	15%	—	✓
Relocation of Sales House to new offices	20%	—	✓
Positive evaluation of HR function based on employees' assessment	10%	—	✓
Organizational structure effectiveness	15%	—	✓

        For 2012, Ms. Albrekht's maximum potential bonus is $162,890, or 60% of her 2012 base salary, and is subject to the achievement of specified performance objectives, which we anticipate will be set by our Compensation Committee by the end of April 2012.

Equity Incentives

        We believe that long-term value is achieved in part through an ownership culture that encourages participation by our executives through equity-based awards. Our Compensation Committee has adopted an Equity Awards Policy, a copy of which is available at our website, www.ctcmedia.ru/pdf/Equity_Awards_Policy.pdf.

  2009 Incentive Plan

        In April 2009, our stockholders approved our 2009 Stock Incentive Plan (the "2009 Plan"). The 2009 Plan allows for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, performance share awards and restricted stock awards. The 2009 Plan provides for the authorization of awards covering an aggregate of 7,800,000 shares of common stock.

        Options granted under the 2009 Plan are generally are divided into two equal tranches: options that vest over four years and are subject only to passage of time (with 25% of options vesting on the first anniversary and the remainder vesting on a quarterly basis over the following three years) (the "Time-based Tranche") and options that are divided into four equal sub-tranches that vest upon the achievement of certain performance criteria set by the Board of Directors for each of the four years following grant (the "Performance-based Tranche"). For accounting purposes, the grant date of the Time-Based Tranche is the date of approval, while the grant date for the Performance-Based sub-tranches is the date when the performance criteria for the relevant year are set. Our Compensation Committee intends to set such criteria by March 31 of each year. In setting performance objectives in each year, our Compensation Committee intends to focus on company-wide performance metrics, particularly measures of the Company's absolute performance or performance relative to the overall market or the Company's peers, rather than the types of individual managerial metrics that underlie a portion of the performance-based cash bonus program.

        In February 2011, our Compensation Committee established the 2011 performance objectives for outstanding options as follows: (1) the Company achieving revenue growth at least a specified percentage higher than the growth in the Russian television advertising market as a whole (in ruble terms); (2) the Company achieving a return on capital employed at least a specified percentage greater than its own cost of capital; and (3) the trading price of the Company's common stock outperforming the MSCI European Media Index (or, in the event that such index is no longer reported, a comparable peer index). For 2011, none of the Performance-based Tranche vested.

        In February 2012, our Compensation Committee established the performance objectives for 2012, reflecting the same structure as the 2011 objectives. The Compensation Committee has the authority, in its sole discretion, to interpret results or definitions or to make modifications in light of extraordinary events.

        Grants under the 2009 Plan generally contain "clawback" provisions that allow the Company to terminate options or recover gains realized by an executive if non-competition or non-solicitation provisions are violated during a defined period following the termination of service.

  Equity-based Cash Incentive Plan

        At the end of 2009, our Compensation Committee approved a program to provide for potential additional cash payments to participants. As amended, this plan provides that each recipient of an option granted in October 2009 (including both Time-based and Performance-based tranches) receive a stock appreciation right (a "Stock Appreciation Right" or "SAR") entitling the holder to potential cash payments in respect of any appreciation of the Company's share price above $14.00 per share, capped at $16.80 per share, and tied to both the vesting and exercise of the corresponding stock options. The Compensation Committee has the authority to permit separate exercise of such right at its discretion.

        The maximum amounts potentially payable to named executive officers, assuming the vesting in full of these rights, are approximately $6.1 million in the aggregate (following forfeitures and exercises to date).

  CEO Option Agreement

        Our former CEO, Mr. Kudryashov, joined us in 2008. In connection with retaining his services, we granted him an inducement option to purchase shares of our common stock. Our Compensation Committee set the equity award at a level it believed was necessary to retain and motivate Mr. Kudryashov to attain long-term growth objectives for our Company. Half of the shares under this option were subject only to time-based vesting, and had an exercise price of $22.07 per share, which was the fair market value at the date of grant in August 2008, prior to the onset of the financial crisis. The other half of the shares under this option were subject to performance-based vesting and had an exercise price of $5.49 per share, which was the fair market value at the date of that grant in January 2009, by which time the Company's stock price had declined significantly as a result of the financial crisis. At the time of his resignation in December 2012, a total of 1,524,241 shares under the $22.07 option and 840,649 shares under the $5.49 option were vested.

Other Compensation

        As is common for companies based in Moscow, we provide several of our executives with the exclusive use of cars and/or drivers. For details relating to the cost to us of providing this perquisite, see "—Executive Compensation—2011 Summary Compensation Table".

Change in Control/Termination-Based Compensation

        Acceleration of Vesting of Equity Awards.    Our standard form of option agreement provides that in the event that we are subject to a change of control in which none of MTG or its affiliates is the party taking control, the following apply: Where the option does not otherwise remain in force, if the acquiror does not assume the option (or replace it with a cash or equity incentive of substantially the same economic benefit), the option accelerates in full. If the acquiror does assume the option (or it otherwise remains in force), (a) the shares subject to performance-based vesting will automatically be reclassified such that they remain subject only to time-based vesting, and (b) if the optionee's employment with the Company or the acquiror is terminated without cause within 120 days following such change of control, the option will vest in full.

        Termination-based Payments.    Each of our executives has an employment contract with us. Those employment contracts require us to provide the executive with a minimum period of notice, generally ranging from two weeks to six months, before we terminate their employment agreements, unless we are terminating them for cause. In addition to compensation during these notice periods, each of our Chief Strategy Officer and Chief Infrastructure Officer is entitled to severance payments of six months' base salary if we terminate him without cause.

Section 162(m)

        The Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and to each other officer (other than the CEO and CFO) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. All of our highly compensated employees are based in Russia and most are employed by our Russian subsidiaries, as well as (in some cases) our U.S. parent company, and receive some or all of their salaries from our Russian subsidiaries. We do not seek a deduction on our United States tax returns for such compensation paid to them by our Russian subsidiaries. In those cases in which some or all of an employee's compensation is allocated to our U.S. parent company and in connection with which we do seek a deduction, we have chosen to structure the compensation without regard to Section 162(m), but we may revisit that approach in the future.

Executive Officers

        The following is a brief summary of the background of each of the currently serving named executive officers of CTC Media:

        Boris Podolsky.    Mr. Podolsky, age 38, joined CTC Media in December 2007 as our Chief Financial Officer and was appointed Acting Chief Executive Officer in December 2011. Mr. Podolsky was appointed as a director of our subsidiary EvereST-S in August 2010, and he was appointed as a director of our subsidiary CTC Network in October 2010. From 2004 to 2007, Mr. Podolsky served as director of finance, corporate reporting and compliance of Mobile TeleSystems, briefly serving as its acting chief financial officer in 2006. From March to December 2007, Mr. Podolsky was officially responsible for the tax, accounting and reporting functions at MTS. From 1994 to 2004, he held numerous positions at Ernst & Young, including five years as Manager, Assurance and Compliance, Corporate Finance & Transaction Support-USA, where he provided audit and transaction support services for a number of global media companies. He most recently served as Senior Manager of Assurance and Compliance-Russia, where he provided project leadership for several pre-IPO projects. Mr. Podolsky is a Certified Public Accountant and received a Masters in Economics, with Honors, from St. Petersburg University of Economics and Finance.

        Viacheslav Murugov.    Mr. Murugov, age 43, joined us in 2005 and currently serves as our Chief Content Officer. Mr. Murugov was appointed as a director of our subsidiary CTC Network in October 2010. Mr. Murugov previously served as an executive producer and department director at our CTC Network. Mr. Murugov also served as acting General Director of our DTV Group in 2009. Before joining us, Mr. Murugov was a producer at REN TV from 2001 to 2005. Mr. Murugov was also a co-founder, a member of the board of directors, and creative director of LEAN-M, a Russian television production company, until he sold his interest in 2009. Mr. Murugov graduated from the Tver (Kalinin) Suvorov Military School in 1986 and from the Penza Artillery Engineering College in 1991. He is also a graduate of the TV journalism department of Moscow State University.

        Viacheslav Sinadski.    Mr. Sinadski, age 45, joined CTC Media in May 2007 and currently serves as our Chief Strategy Officer, in charge of corporate strategy, business development and M&A transactions. Mr. Sinadski was appointed as a director of our subsidiary EvereST-S in August 2010, and he was appointed as a director of our subsidiary CTC Network in October 2010. Prior to joining CTC Media, he was a managing director of Alfa Capital Partners private equity fund and worked as managing director and a member of the board of OJSC Narzan, where he was responsible for strategy, business development and M&A activities. He was also a co-founder of the corporate finance division of Deloitte & Touche in Russia, where he served as a head of the corporate finance department. He later served as director of investment banking with Troika Dialog. From 1991-2000, Mr. Sinadski worked in the United States with AT Kearney, PWC and Cannon Associates, a Bain & Co. spin-off. He is a graduate of Moscow Automotive Institution, and holds an MBA degree from the J.L. Kellogg Graduate School of Management, Northwestern University.

        Sergey Petrov.    Mr. Petrov, age 40, joined CTC Media in 1998 and was appointed General Director of our Television Station Groups in March 2006 and Chief Infrastructure Officer in November 2008. Mr. Petrov was appointed as a director of our subsidiary EvereST-S in August 2010, and he was appointed as a director of our subsidiary CTC Network in October 2010. He also serves as General Director of our CTC Moscow station. He previously held a number of positions with us, including Director of the CTC Sales Department from 2000 until March 2006 and Director of CTC Distribution from 1999 through 2000.

        Natalia Albrekht.    Ms. Albrekht, age 39, joined CTC Media in October 2008 as our Chief Organization Development Executive, and also assumed responsibility for Human Resources and Administration in 2009. Ms. Albrekht was appointed as a director of our subsidiary CTC Network in October 2010. Before joining us, Ms. Albrekht was the head of the personal insurance development center of the Rossgosstrakh Group, a group of insurance companies, in Moscow from 2006 to 2008. From 2005 to 2006, Ms. Albrekht was the head of operations at IES Holding, a power supply and gas distribution company. From 2002 to 2005, Ms. Albrekht was the head of client services at NTV-Plus, a Russian satellite pay-TV company. Ms. Albrekht is a graduate of the Bauman Moscow State Technical University.

        Our executive officers are elected by our Board of Directors and serve until their successors are duly elected and qualified. There are no family relationships among any of our executive officers or directors.

Executive Compensation

        The following tables set forth certain information concerning the compensation for each of the last three fiscal years of our Chief Executive Officer, Chief Financial Officer, and the next four most highly compensated executives of CTC Media during 2011. All of these individuals were serving as executive officers as of December 31, 2011 except Anton Kudryashov, former Chief Executive Officer, who resigned effective December 15, 2011.

        All salaries and bonuses are denominated and paid in Russian rubles (RUR), except as otherwise stated. In presenting the equivalent dollar amounts of ruble compensation expenses for "Salary", "Bonus" and "All Other Compensation" amounts, we have used the monthly average exchange rate for 2009 of RUR 31.75 to $1.00; the monthly average exchange rate for 2010 of RUR 30.40 to $1.00; and the monthly average exchange rate for 2011 of RUR 29.39 to $1.00. The exchange rate between the Russian ruble and the U.S. dollar as reported by the Central Bank of the Russia Federation on March 30, 2012 was RUR 29.29 to $1.00. "Option Awards" are expensed in dollars. During the first half of 2011, the Russian ruble appreciated against the U.S. dollar by approximately 9%. Starting in July 2011, the value of the ruble began to depreciate, resulting in an overall depreciation of the Russian ruble against the U.S. dollar of approximately 5.3% for the year. The average exchange rate of the ruble against the U.S. dollar was 3.3% higher in 2011 than in 2010.

2011 SUMMARY COMPENSATION TABLE (USD)

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Option Awards(2)	Performance-Based Cash Bonuses under Non-Equity Incentive Plan(3)	All Other Compensation	Total
Anton Kudryashov	2011	798,728	—	—	90,648	90,640	980,016
Former Chief	2010	750,000	—	—	362,901	83,395	1,196,296
Executive Officer(4)	2009	490,154	150,000	8,624,950	298,000	499,653	10,062,757
Boris Podolsky	2011	355,728	100,000	—	140,751	70,880	667,359
Acting CEO and Chief	2010	345,996	37,993	1,533,294	100,683	56,572	2,074,538
Financial Officer(5)	2009	330,139	—	3,112,080	181,890	55,019	3,679,328
Viacheslav Murugov	2011	373,026	—	—	31,558	88,100	492,684
Chief Content	2010	354,028	—	2,800,000	108,204	24,718	3,286,950
Officer(6)	2009	325,795	48,900	11,536,200	152,000	23,108	12,086,003
Viacheslav Sinadski	2011	327,980	—	—	149,955	9,624	487,559
Chief Strategy	2010	321,881	36,379	1,022,567	96,404	5,594	1,482,825
Officer(7)	2009	252,405	—	2,074,720	129,000	15,749	2,471,874
Sergey Petrov	2011	251,081	—	—	117,885	58,647	427,613
Chief Infrastructure	2010	236,854	14,211	1,022,567	89,526	36,872	1,400,030
Officer(8)	2009	198,668	28,937	2,074,720	120,000	34,988	2,457,313
Natalia Albrekht	2011	292,869	—	—	136,938	9,609	439,416
Chief of Organizational	2010	280,855	33,221	766,925	104,646	4,599	1,190,246
Development, HR and	2009	239,888	—	1,556,040	143,000	849	1,939,777
Administration(9)

(1)
The amounts in this column reflect discretionary cash bonuses.

(2)
The amounts in this column reflect the grant date fair value of the stock options awarded in 2011, 2010 and 2009, respectively, and the equity-based cash incentive awards that are attached to the corresponding option grants. These amounts do not represent the actual amounts paid or realized for these awards in the fiscal years 2011, 2010 or 2009. Please see "Stock-Based Compensation" in note 2 and note 16 to the financial statements included in our annual report on Form 10-K for the year ended December 31, 2011, for a detailed discussion of the assumptions used in valuing options and stock awards. In addition, please see "—Compensation Discussion and Analysis—Compensation Components—Equity Incentives—Equity-based Cash Incentive Plan".

(3)
The amounts in this column reflect annual performance-based cash bonuses.

(4)
Mr. Kudryashov resigned effective December 15, 2011. Mr. Kudryashov's salary payments in 2011, 2010 and 2009 include additional amounts required under Russian law for vacation days and business trips. "All Other Compensation" consisted of car-and-driver related expenses of $71,532 and life and disability insurance premiums of $19,108 in 2011.

(5)
Mr. Podolsky was appointed interim Chief Executive Officer effective December 15, 2011. In connection with such appointment, Mr. Podolsky's annual base salary was increased to the ruble equivalent of $400,000, and he was awarded a bonus of $100,000 (shown above) and a potential additional discretionary bonus of up to $100,000 (not included above). Mr. Podolsky's salary payments in 2011, 2010 and 2009 include additional amounts required under Russian law for vacation days and business trips. "All Other Compensation" consisted of car-and-driver related expenses of $69,050 and disability insurance premiums of $1,830 in 2011.

(6)
Mr. Murugov's salary payments in 2011, 2010 and 2009 include additional amounts required under Russian law for vacation days and business trips. "All Other Compensation" consisted of car-and-driver related expenses of $86,077 and disability insurance premiums of $2,023 in 2011.

(7)
Mr. Sinadski's salary payments in 2011, 2010 and 2009 include additional amounts required under Russian law for vacation days and business trips. "All Other Compensation" consisted of car-and-driver related expenses of $7,814 and disability insurance premiums of $1,811 in 2011.

(8)
Mr. Petrov's salary payments in 2011, 2010 and 2009 include additional amounts required under Russian law for vacation days and business trips. "All Other Compensation" consisted of car-and-driver related expenses of $56,616 and disability insurance premiums of $2,031 in 2011.

(9)
Ms. Albrekht's salary payments in 2011, 2010 and 2009 include additional amounts required under Russian law for vacation days and business trips. "All Other Compensation" consisted of car-and-driver related expenses of $7,814 and disability insurance premiums of $1,795 in 2011.

        For more information regarding the compensation paid to our named executive officers, please see the discussion under "—Compensation Discussion and Analysis" beginning on page 22.

        The following table sets forth information regarding awards made to named executive officers during 2011 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received; all amounts shown constitute potential performance-based cash bonuses under our non-equity incentive plan:

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

	Estimated Future Payouts of Performance-Based Cash Bonuses Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Anton Kudryashov	450,000	450,000	450,000
Boris Podolsky	198,418	198,418	198,418
Viacheslav Murugov	210,386	210,386	210,386
Viacheslav Sinadski	187,444	187,444	187,444
Sergey Petrov	147,356	147,356	147,356
Natalia Albrekht	171,173	171,173	171,173

        The amounts shown in the threshold, target and maximum columns are the same because, for each performance objective under our performance-based cash bonus program, the Compensation Committee established one target rather than differing levels of payouts for various levels of achievement of a specific performance objective. For a discussion of the targets, see "—Compensation Discussion and Analysis—Compensation Components—Annual Performance-Based Cash Bonuses". The actual amounts we paid in performance-based cash bonuses are reflected in the Summary Compensation Table and were as follows:

Name	Actual Payout of Performance-Based Cash Bonuses Under Non-Equity Incentive Plan for Fiscal Year 2011 ($)
Anton Kudryashov	90,648
Boris Podolsky	140,751
Viacheslav Murugov	31,558
Viacheslav Sinadski	149,955
Sergey Petrov	117,885
Natalia Albrekht	136,938

        See "—Compensation Discussion and Analysis" above for a discussion of how these amounts were determined under our bonus plan.

        In February 2011, our Compensation Committee established 2011 performance criteria for tranche B options and stock appreciation rights related to our 2009 Plan (see page 27). These equity awards were deemed granted for U.S. GAAP purposes on the date on which the performance-based vesting criteria were set. On February 21, 2012, our Compensation Committee confirmed that the performance criteria for these options and corresponding stock appreciation rights were not achieved. We did not grant any other plan-based equity incentive awards in fiscal year 2011.

        For information regarding CTC Media's equity compensation grant practices, please see the discussion under "—Compensation Discussion and Analysis" beginning on page 22.

        The following table sets forth certain information regarding unexercised options for each of the named executive officers outstanding as of December 31, 2011:

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options/Stock Appreciation Rights (#) Exercisable(1)(2)	Number of Securities Underlying Unexercised Options/Stock Appreciation Rights (#) Unexercisable(1)(2)	Options/Stock Appreciation Rights Exercise Price ($)		Options/Stock Appreciation Rights Expiration Date
Anton Kudryashov(3)	1,524,241	—	22.07		March 15, 2012
	840,649	—	5.49		March 15, 2012
Boris Podolsky	175,000	150,000	16.80	(4)	October 22, 2019
	175,000	150,000		(7)	October 22, 2019
	400,000	—	26.81	(5)	December 10, 2017
Viacheslav Murugov	950,000	—	16.80	(6)	October 22, 2019
	950,000	—		(7)	October 22, 2019
	75,000	—	26.91	(8)	May 1, 2017
Viacheslav Sinadski	107,333	100,000	16.80	(4)	October 22, 2019
	108,033	100,000		(7)	October 22, 2019
	150,000	—	26.74	(9)	May 1, 2017
Sergey Petrov	37,450	100,000	16.80	(4)	October 22, 2019
	37,450	100,000		(7)	October 22, 2019
Natalia Albrekht	52,188	75,000	16.80	(4)	October 22, 2019
	52,188	75,000		(7)	October 22, 2019

(1)
Represents the number of securities underlying unexercised options. Each stock option granted to the named executive officers represents the right to purchase one share of our common stock at a specified exercise price subject to the terms and conditions of the option agreement. For additional information on the terms and conditions of all stock options, please see the discussion under "—Potential Payments upon Termination or Change in Control" beginning on page 36.

(2)
These amounts exclude the Performance-based Tranche for 2011. On February 21, 2012, the Compensation Committee confirmed that the performance criteria for these options and corresponding stock appreciation rights were not achieved.

(3)
On December 15, 2011 (the "Separation Date"), Mr. Kudryashov resigned from the Company, effective immediately. Mr. Kudryashov and the Company agreed that as of the Separation Date an aggregate of 2,364,890 shares of the Company's common stock (comprising 1,524,241 vested shares with an exercise price of $22.07 per share and 840,649 vested shares with an exercise price of $5.49 per share) would be vested and unexercised under the Second Amended and Restated Stock Option Agreement dated as of April 22, 2010 between the Company and Mr. Kudryashov (the "Option Agreement"), notwithstanding any term of the Option Agreement to the contrary. Mr. Kudryashov and the Company agreed that no additional shares would vest or be capable of vesting under the Option Agreement following the Separation Date. In March 2011 Mr. Kudryashov exercised 840,649 options; the remainder lapsed.

(4)
These stock option awards represent the right to purchase 600,000 shares, 400,000 shares, 400,000 shares and 300,000 shares of CTC Media common stock by Mr. Podolsky, Mr. Sinadski, Mr. Petrov and Ms. Albrekht, respectively. The options are divided into two equal tranches, tranche A and tranche B. Tranche B is further subdivided into three equal tranches, B-1, B-2 and B-3. The A tranche is subject to time-based vesting, and is deemed granted on October 22, 2009. Each of the B-1, B-2 and B-3 tranches is subject to performance-based vesting, and is deemed granted for

  U.S. GAAP accounting purposes on the date on which the performance-based vesting criteria are set by the Compensation Committee of our Board of Directors, which generally occurs during the first quarter of each year.

(5)
The exercise price per share for the option is equal to the closing trading price of our common stock as reported on The Nasdaq Global Market on Mr. Podolsky's first day of employment. The option has a term of four years and vested as to 100,000 shares on the first anniversary of the grant date and vested in 12 equal quarterly installments thereafter.

(6)
The option vested as to 333,333 shares on the grant date and vested as to 333,333 shares on the first anniversary of the grant date and 333,334 shares on the second anniversary of the grant date. The exercise price for the option is $16.80 per share and was equal to the average of the official closing price per share of common stock (as reported on the Nasdaq Global Market) for the 20 trading days immediately preceding the grant date, which represented the fair market value of one share of common stock on the grant date, as determined pursuant to the terms of the Company's 2009 Stock Incentive Plan.

(7)
Represent stock appreciation rights granted under the Company's 2009 Plan (for details, see page 27). The stock appreciation rights are attached to the corresponding option grants described in note (4) above and provide for cash payments in respect of any appreciation of the company's share price above $14.00 per share, capped at $16.80 per share, and are tied to the vesting and exercise of the corresponding stock options.

(8)
The exercise price per share is equal to the closing price of our common stock on The Nasdaq Global Market on the date of grant. The option vests over three years and vested as to 25,000 shares on the first anniversary of the grant date and vested as to the balance in eight equal quarterly installments thereafter.

(9)
The exercise price per share for the option is equal to the closing price of our common stock on The Nasdaq Global Market on Mr. Sinadski's first day of employment. The option has a term of three years and vested as to 50,000 shares on the first anniversary of the grant date and vested as to the balance in eight equal quarterly installments thereafter.

        The following table sets forth certain information regarding the exercise of stock options during 2011 for each of the named executive officers:

OPTION EXERCISES DURING FISCAL 2011

	Option Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)(2)
Anton Kudryashov	65,000	731,062
Boris Podolsky	—	—
Viacheslav Murugov	—	—
Viacheslav Sinadski	700	76,580	(3)
Sergey Petrov	45,883	443,152	(4)
Natalia Albrekht	10,312	103,567	(5)

(1)
The amounts in this column exclude the number of stock appreciation rights realized upon exercise of the corresponding option grants.

(2)
The amounts in this column include the value of the stock appreciation rights realized upon exercise of the corresponding option grants.

(3)
Includes the value realized from the exercise of 25,300 stock appreciation rights.

(4)
Includes the value realized from the exercise of 45,883 stock appreciation rights.

(5)
Includes the value realized from the exercise of 10,312 stock appreciation rights.

Potential Payments Upon Termination or Change in Control

        Set forth below for each of the named executive officers is a summary of potential payments and benefits each such executive officer would receive upon termination of employment or a change in control of CTC Media under certain circumstances.

        With respect to each named executive officer who was serving in such capacity as of December 31, 2011, we have assumed that the triggering event in question occurred on December 31, 2011, the last calendar day of the year.

Involuntary Termination Not for Cause

        The following is a discussion of the potential payments under current programs to each of our named executive officers in the event that such named executive officers were involuntarily terminated other than for cause.

        The following table summarizes the notice requirements and severance payments payable if such named executive officers were involuntarily terminated other than for cause.

Named Executive Officer	Notice Period	Severance Payment
Boris Podolsky	6 months	None
Viacheslav Murugov	1 month	3 months of base salary
Viacheslav Sinadski	6 months	6 months of base salary
Sergey Petrov	1 month	7 months of base salary
Natalia Albrekht	2 weeks	None

        In the event that any of Messrs. Podolsky or Sinadski or Ms. Albrekht ceases to remain employed for any reason other than disability or death, he or she would have a period of 90 days following the date of such cessation of employment during which to exercise each outstanding option held by him or her. In the event that Mr. Murugov ceases to remain employed for any reason other than disability or death, he would have a period of 30 days under the option granted to him in 2007, and 90 days under the option granted to him in 2009, during which to exercise such option following the date of such cessation of employment. In the event that Mr. Petrov ceases to remain employed for any reason other than disability or death, he would have a period of 30 days under the option granted to him in 2006, and 90 days under the option granted to him in 2009, during which to exercise such option following the date of such cessation of employment.

        In order to receive payments or benefits in connection with the termination of employment, we generally require that departing executives agree not to compete with us for a period of one year after their termination date and not to solicit or induce any of our employees to terminate his employment with us for a period of two years after their termination date. In the event that any of Messrs. Podolsky, Sinadski or Petrov or Ms. Albrekht violates the non-compete and non-solicitation provisions of their respective stock option agreements governing the options granted in October 2009, such officer shall pay us, by way of liquidated damages, an amount (in cash or shares of common stock) equal to the total value received by such officer under such stock option agreement, pursuant to one or more exercises of such option.

        Amounts Payable.    The following table indicates the amounts for which each executive officer would have been eligible had he been involuntarily terminated not for cause as of December 31, 2011. The actual amounts that would be paid out can only be determined at the time of the executive officer's involuntary termination without cause.

INVOLUNTARY TERMINATION NOT FOR CAUSE

Name	Cash Payment(1)
Boris Podolsky	$198,110	(2)
Viacheslav Murugov	$107,081	(3)
Viacheslav Sinadski	$286,211	(4)
Sergey Petrov	$150,000	(5)
Natalia Albrekht	$10,890	(6)

(1)
Calculated using the exchange rate between the Russian ruble and the US dollar as set by the Central Bank of the Russian Federation on December 31, 2011, which was RUR 32.20 to $1.00.

(2)
Consists of a cash payment of six months' salary in lieu of providing six months' notice, pursuant to the employment agreement between CTC Media and Mr. Podolsky.

(3)
Consists of a cash payment of one month's salary in lieu of providing one month's notice, plus a severance payment equal to three months of salary, pursuant to the employment agreement between CTC Media and Mr. Murugov.

(4)
Consists of a cash payment of six months' salary in lieu of providing six months' notice, plus a severance payment equal to six months of salary, pursuant to the employment agreement between CTC Media and Mr. Sinadski.

(5)
Consists of a cash payment of one month's salary in lieu of providing one month's notice, plus a severance payment equal to seven months of salary, pursuant to the employment agreement between CTC Media and Mr. Petrov.

(6)
Consists of a cash payment of two week's salary in lieu of providing two weeks' notice pursuant to the employment agreement between CTC Media and Ms. Albrekht.

Death, Disability, Resignation or Retirement

        The following is a discussion of the potential payments under current programs to the named executive officers in the event of their termination of employment due to death, disability, resignation or retirement. At the end of this section are tables indicating the estimated amounts for which each named executive officer would have been eligible in the event of his death or termination of employment due to disability, resignation or retirement as of December 31, 2011.

        With regard to outstanding stock options, should the option holder's employment terminate by reason of disability, then the option holder would have a period of 12 months following the date of such cessation of employment during which to exercise each outstanding option held by such option holder. If the option holder dies while holding an outstanding option, then the personal representative of his estate or the person or persons to whom the option is transferred pursuant to the option holder's will or the laws of inheritance would have a 12-month period following the date of the option holder's death to exercise such option.

        On December 15, 2011, Anton Kudryashov, Chief Executive Officer, resigned from the Company, effective immediately. The Company and Mr. Kudryashov entered into a separation agreement in connection with such resignation, and the Company waived the six-month notice period provided for under Mr. Kudryashov's employment agreement.

        In the event that any of Messrs. Podolsky or Sinadski or Ms. Albrekht resigns or retires, he or she would have a period of 90 days following the date of such cessation of employment during which to exercise each outstanding vested option held by him or her, as applicable. Under the terms of their option agreements with us, Mr. Petrov and Mr. Murugov are entitled to a period of 30 days under their outstanding vested options granted to them in 2006 and 2007, and 90 days under their outstanding vested options granted to them in 2009, during which to exercise such options following their resignation or retirement.

        Amounts Payable.    The following table indicates the amount for which each executive officer would have been eligible in the event of his termination of employment due to death, disability, resignation or retirement as of December 31, 2011. The actual amounts that would be paid out can only be determined at the time of the executive officer's termination of employment due to death, disability resignation or retirement.

Name	Death or Disability Termination Payment	Resignation or Retirement Termination Payment
Boris Podolsky	$—	$—
Viacheslav Murugov	$—	$—
Viacheslav Sinadski	$—	$—
Sergey Petrov	$—	$—
Natalia Albrekht	$—	$—

Change in Control

        The following is a discussion of the potential payments under current programs to the named executive officers in the event of a change in control. In the event of a change of control transaction of CTC Media with another party, the vesting of all of our outstanding options would accelerate if (i) the options were not assumed by the successor corporation, or (ii) the options were not replaced with a cash incentive program of the successor corporation which preserves the spread existing on the option shares. For purposes of this discussion, we have assumed that the successor corporation would assume such options.

        With regard to each stock option granted to Messrs. Podolsky, Murugov, Sinadski and Petrov and Ms. Albrekht, in a change of control scenario where neither MTG nor any of its affiliates is the party taking control of the Company, then the option will continue to vest in accordance with its terms, except that all then unvested performance-based option shares will be reclassified as time-based option shares, and will thereafter be subject to vesting solely on the time-based vesting schedule then applicable to the time-based option shares. In addition, if the option is assumed and the optionholder's employment is terminated without "cause", as defined in the option agreement, within 120 days following the date of the consummation of the change of control, then the option will vest immediately as to all option shares.

        The following table indicates the potential payments under current programs to our executive officers in the event of a change in control as of December 31, 2011. The actual amounts that would be paid out can only be determined at the time of the change in control event.

 CHANGE IN CONTROL

Name	Termination Payment
Boris Podolsky	$—
Viacheslav Murugov	$—
Viacheslav Sinadski	$—
Sergey Petrov	$—
Natalia Albrekht	$—

(1)
For purposes of this discussion, we have assumed in the event of a change of control not involving MTG or any of its affiliates, that the named executive is not terminated without "cause" within 120 days following the date of consummation of the change of control.

Equity Compensation Plan Information

        The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-average Exercise Price of Outstanding Options	Number of Additional Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by holders of CTC Media securities	3,676,419	18.15	2,531,355
Equity compensation plans not approved by holders of CTC Media securities	2,764,890	17.71	—

Total	6,441,309	17.96	2,531,355

Director Compensation

        In 2011, each non-employee director received annual fees of $100,000 for service as a director. Our Co-Chairmen and those directors who served as chairmen of board committees received additional annual fees of $25,000 in 2011. These fees remained unchanged from 2010. All directors were reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of our Board of Directors and its committees. No stock options or other stock-based awards were granted to any of our directors in 2011.

        The table below sets forth certain information concerning our 2011 fiscal year compensation of our non-employee directors.

 DIRECTOR COMPENSATION FOR 2011 FISCAL YEAR

Name	Fees Earned or Paid in Cash	All Other Compensation ($)	Total ($)
Hans-Holger Albrecht	$125,000	—	$125,000
Peter Aven(1)	$119,623	—	$119,623
Angelo Codignoni(2)	$58,575	—	$58,575
Dimitry Afanasiev(3)	$57,500	—	$57,500
Tamjid Basunia	$125,000	—	$125,000
Charles J. Burdick	$125,000	—	$125,000
Irina Gofman	$100,000	—	$100,000
Elena Grechina(4)	$42,500	—	$42,500
Mathias Hermansson	$100,000	—	$100,000
Werner Klatten	$125,000	—	$125,000
Dmitry Lebedev(1)	$4,301	—	$4,301
Oleg Sysuev(4)	$42,500	—	$42,500

(1)
Mr. Aven resigned as a member and Co-Chairman of our Board of Directors effective December 15, 2011 and received pro-rated fees in 2011 for his service through that date. Mr. Lebedev joined our Board of Directors as a director to fill the Board vacancy created by the resignation of Mr. Aven and received pro-rated fees in 2011 for his service from that date through the end of 2011.

(2)
Mr. Codignoni was appointed as a director on June 3, 2011 to fill the vacancy created by the resignation of Ms. Grechina and received pro-rated fees in 2011 for his service from that date through the end of 2011. Mr. Codignoni was elected to replace Mr. Aven as a Co-Chairman of our Board upon Mr. Aven's resignation, and received pro-rated fees for his service as a Co-Chairman from that date through the end of 2011.

(3)
Mr. Afanasiev was appointed as a director effective June 3, 2011 to fill the vacancy created by the resignation of Mr. Sysuev and received pro-rated fees in 2011 for his service from that date through the end of 2011.

(4)
Ms. Grechina and Mr. Sysuev resigned from our Board of Directors effective June 3, 2011 and received pro-rated fees in 2011 for their service through that date.

Compensation Committee Interlocks and Insider Participation

        In 2011, the Compensation Committee consisted of Messrs. Albrecht, Aven and Burdick; following Mr. Aven's resignation, Mr. Codignoni replaced Mr. Aven on the Compensation Committee. None of the members was, at any time, an officer or employee of CTC Media or any subsidiary of CTC Media, and none of them had any relationship with CTC Media requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No executive officer of CTC Media serves, or has served, as a member of the Board of Directors or Compensation Committee (or other committee serving an equivalent function) of any other entity which has one or more executive officers serving as a member of CTC Media's Board of Directors or Compensation Committee.

Report of the Compensation Committee

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 with the Company's management. Based on this review and discussion, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

        By the Compensation Committee of the Board of Directors of CTC Media, Inc.

Charles J. Burdick, Chairman
Hans-Holger Albrecht
Angelo Codignoni

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Ernst & Young LLC was our independent registered public accounting firm for the fiscal year ended December 31, 2011.

        Representatives of Ernst & Young LLC are expected to be present at the Annual Meeting or to participate by teleconference, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. In the event that the ratification of the appointment of Ernst & Young LLC as our independent registered public accounting firm is not obtained at the Annual Meeting, our Board of Directors will reconsider its appointment.

BOARD RECOMMENDATION

        OUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLC AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012 IS IN THE BEST INTERESTS OF CTC MEDIA AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

 OTHER MATTERS

        Our Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

        All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act ("Section 16(a)") requires executive officers, directors, and stockholders who beneficially own more than ten percent (10%) of the company's stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 with the SEC and any national securities exchange on which our securities are registered. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms they file. We believe that all applicable Section 16(a) filing requirements were met during fiscal year 2011.

Stockholder Proposals for the 2013 Annual Meeting

        Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received by us at our principal office in Moscow, Russia not later than December 8, 2012, for inclusion in the proxy statement for that meeting.

        In addition, our By-Laws (which are on file with the SEC) require that CTC Media be given advance notice of matters that stockholders wish to present for action at an Annual Meeting of stockholders (other than matters included in CTC Media's proxy statement in accordance with Rule 14a-8 of the Exchange Act). The required written notice must be delivered to the Company Secretary at our principal offices between December 28, 2012 and January 28, 2013; provided that if the 2012 Annual Meeting of Stockholders occurs before March 28, 2013 or after May 27, 2013, such notice must be received no earlier than the 120th day prior to the 2013 Annual Meeting of Stockholders and no later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting of Stockholders or the tenth day following the day on which notice of the date of the 2013 Annual Meeting of Stockholders was made, whichever first occurs.

Delivery of Security Holder Documents

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: CTC Media, Inc., 31A Leningradsky Prospekt, Moscow, 125284 Russia, Attn: Investor Relations; email: ir@ctcmedia.ru, tel: +7 (495) 783 3650. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, phone number or email address.

By Order of the Board of Directors Boris Podolsky Acting Chief Executive Officer, Chief Financial Officer and Company Secretary

April 6, 2012

        THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, OR TO VOTE ONLINE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.